SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	Commission File Number:

June 22, 2001	0-21213

LCC INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	54-1807038

(State or other jurisdiction	(IRS Employer

of incorporation)	Identification Number)

7925 Jones Branch Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(703) 873-2000

(Former name or former address, if changed since last report)

Not applicable

LCC INTERNATIONAL, INC.

Item 5. Other Events

      On Friday, June 22, 2001, the US Court of Appeals for the District of Columbia issued its decision in the case captioned NextWave Personal Communications Inc. and NextWave Power Partners Inc. v. Federal Communications Commission and United States of America, et. al, Case Nos. 00-1402 and 00-1403. The US Court of Appeals ruled that a provision in federal bankruptcy law prohibited the Federal Communications Commission (the “FCC”) from canceling certain broadband personal communications services licenses that it had granted to NextWave Personal Communications Inc. (“NPCI”). The FCC revoked these licenses after NPCI filed for bankruptcy protection on June 8, 1998.

      LCC International, Inc. (the “Company”) currently holds 1,666,666 shares of Class “B” Common Stock of NextWave Telecom, Inc. (“NextWave Telecom”). NextWave Telecom is the parent corporation of NPCI. The Company acquired the shares of NextWave Telecom in May 1996 for a purchase price of $5 million in connection with a series of transactions entered into between the Company and NextWave Telecom under an agreement dated March 12, 1996 (the “March Agreement”). Under the March Agreement, NextWave Telecom agreed to use the Company to provide not less than (a) $14 million of radio frequency engineering services and (b) $35 million of system deployment services. These services were to be provided in increments of twenty-percent (20%) each year during the five-year period following the execution of the March Agreement. NextWave Telecom filed for bankruptcy protection on December 23, 1998. The March Agreement has not been assumed or rejected by NextWave Telecom in the bankruptcy proceeding. Shares of Class B Common Stock of NextWave Telecom trade on the OTC Bulletin Board under the symbol “NXLC.”

      The total amount owed to the Company by NextWave Telecom and certain of its subsidiaries (collectively, “NextWave”) is approximately $14.25 million, plus post-petition interest thereon. This amount includes the Company’s interest, amounting to approximately $650,000 plus post-petition interest thereon, in a general unsecured claim against NextWave that was acquired by the Company in connection with its acquisition of Koll Telecommunications LLC in 1997. The total amount owed by NextWave to the Company is reflected in the Company's general unsecured claims filed in bankruptcy court. These unsecured claims will be amended and increased if the March Agreement is rejected in the bankruptcy proceedings.

      As of March 31, 2001, the Company did not carry any assets or liabilities on its books or records relating to its equity investment in NextWave or the March Agreement; these balances were written off in previous years.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCC INTERNATIONAL, INC.

Date: June 29, 2001	By: /s/ Peter A. Deliso

Peter A. Deliso Vice President, General Counsel and Secretary